Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 283-2729
TESORO CORPORATION ANNOUNCES PRICING OF
$500 MILLION 6.50% SENIOR NOTES
     SAN ANTONIO — May 23, 2007 — Tesoro Corporation (NYSE:TSO) today announced that it has finalized the terms of its previously announced senior notes offering. The Company will issue $500 million in principal amount of 6.50% Senior Notes due 2017. The notes are unsecured. The Company anticipates that consummation of the offering will occur on May 29, 2007 and intends to use the proceeds from the offering, together with cash on hand, to repay borrowings under the Company’s $700 million 364-day term loan. The 364-day term loan was used to finance, in part, the acquisition of certain assets from Shell Oil Products US. The 364-day term loan will be terminated upon repayment.
     The Notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S under the Securities Act of 1933. The offer of the Notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes 881 branded retail stations, of which 464 are company owned retail stations.
     The foregoing statements regarding the Company’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.
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